UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 26, 2024

CALIDI BIOTHERAPEUTICS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-40789	86-2967193
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

4475 Executive Drive, Suite 200, San Diego, California	92121
(Address of principal executive offices)	(Zip Code)

(858) 794-9600

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Title of Each Class	Trading Symbol(s)	Name of Each Exchange on Which Registered
Common stock, par value $0.0001 per share	CLDI	NYSE American LLC

Warrants, each whole warrant exercisable for one share of common stock	CLDI WS	NYSE American LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

Subscription Agreement

On July 26, 2024, the Board of Directors (the “Board”) of Calidi Biotherapeutics, Inc. (the “Company,” “we” or “our”) approved the Subscription Agreement dated July 28, 2024 (the “Agreement”) entered with an accredited investor, Dr. Ronald Rigor (the “Investor”). Pursuant to the Agreement, the Company sold to the Investor and the Investor purchased, (i) 698,812 shares of Common Stock at a purchase price of $1.431 per share (90% of the per share closing price of the Company’s shares of common stock on the NYSE American LLC on July 22, 2024); and (ii) warrants to purchase 600,000 shares of the Company’s common stock (the “Warrants”), at an exercise price of $1.90 (120% of the per share closing price of the Company’s shares of common stock on the NYSE American LLC on July 22, 2024), for an aggregate purchase price of $1,000,000 (the “Private Placement”).

The Warrant is exercisable only for cash, at any time in whole or in part, until July 28, 2027. The Warrant is also subject to a limitation on the beneficial ownership of 4.99% of the common stock that would be outstanding immediately after exercise.

The foregoing description of the Agreement and the Warrant do not purport to be complete and are qualified in their entirety by the terms and the full text of the Agreement, and the Warrant, respectively. The Warrant and the Agreement are attached hereto as Exhibits 4.1 and 10.1 respectively and incorporated herein by reference.

Appointment on the Scientific and Medical Advisory Board (“SMAB”)

In recognition of the Private Placement by the Investor, the Board has approved the appointment of Dr. Ronald Rigor, a distinguished physician and expert in stem cell therapy, to the Company’s SMAB. This appointment was made in accordance with the SMAB Consulting Agreement dated July 28, 2024 (“Consulting Agreement”). As part of the Consulting Agreement, Dr. Rigor will be awarded 5,000 stock options, with a standard four-year vesting period. Dr. Rigor’s expertise will be invaluable to the Company, as it continues to advance its initiatives.

The foregoing description of the Consulting Agreement does not purport to be complete and is qualified in its entirety by the terms and the full text of the Consulting Agreement. The Consulting Agreement is attached hereto as Exhibit 10.2 and incorporated herein by reference.

Assignment of Intellectual Property to Nova Cell

On July 26, 2024, the Board acknowledged a strategic investment of approximately $2,000,000 by Dr. Rigor into Nova Cell, Inc., a Nevada corporation and a subsidiary of the Company (“Nova Cell”). This investment is expected to result in the issuance of 7,500,000 shares of Nova Cell’s shares of common stock to Dr. Rigor, representing 25% of Nova Cell’s current fully-diluted capitalization.

In conjunction with this investment, the Board has approved the assignment of certain intellectual property rights to Nova Cell, pursuant to an Intellectual Property Assignment Agreement dated July 28, 2024 (“Assignment Agreement”).

The foregoing description of the Assignment Agreement does not purport to be complete and is qualified in its entirety by the terms and the full text of the Assignment Agreement. The Assignment Agreement is attached hereto as Exhibit 10.3 and incorporated herein by reference.

Item 3.02 Unregistered Sales of Equity Securities.

The information included in Item 1.01 of this Current Report is incorporated in this Item 3.02 by reference.

Item 7.01 Regulation FD Disclosure.

On July 29, 2024, the Company issued a press release announcing the Private Placement and the assignment of intellectual property to Nova Cell in conjunction with Dr. Rigor’s strategic investment in Nova Cell. A copy of the press release is attached to this Current Report as Exhibit 99.1 and is incorporated in this Item 7.01 by reference. The information in this Item 7.01 (including Exhibit 99.1) shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) or otherwise subject to the liabilities under that Section and shall not be deemed to be incorporated by reference into any filing of the Company under the Securities Act or the Exchange Act, except as expressly set forth by specific reference in such filing.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit	Exhibit Description
4.1	Common Stock Purchase Warrant, dated as of July 28, 2024, issued by Calidi Biotherapeutics, Inc. to the Investor
10.1	Subscription Agreement, dated as of July 28, 2024, by and among Calidi Biotherapeutics, Inc. and the Investor
10.2	Form of the Scientific and Medical Advisory Board Consulting Agreement dated July 28, 2024, by and among Calidi Biotherapeutics, Inc. and Dr. Ronald Rigor
10.3	Intellectual Property Assignment Agreement, dated July 28, 2024, by and among Calidi Biotherapeutics, Inc. and Nova Cell, Inc.
99.1	Press Release dated July 29, 2024
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CALIDI BIOTHERAPEUTICS, INC.
Dated: July 29, 2024
	By:	/s/ Andrew Jackson
	Name:	Andrew Jackson
	Title:	Chief Financial Officer